SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 Date of Report:
                        (Date of earliest event reported)
                                   May 4, 2001



                         CITIZENS COMMUNICATIONS COMPANY
                         -------------------------------
               (Exact name of registrant as specified in charter)



       Delaware                      001-11001                 06-0619596
  ---------------------------- --------------------------- -------------------
 (State or other jurisdiction   (Commission File Number)     (IRS Employer
  of incorporation)              Identification No.)



          3 High Ridge Park, P.O. Box 3801, Stamford, Connecticut 06905
         -------------------------------------------------------- -----
               (Address of principal executive offices) (Zip code)



                                 (203) 614-5600
                                 --------------
              (Registrant's telephone number, including area code)


                           No change since last report
                           ---------------------------
          (Former name or former address, if changed since last report)

Item 5.  Other Events.
         -------------

From May 27, 1999 through July 12, 2000, we entered into several agreements to acquire approximately 2.0 million telephone access lines (as of December 31, 2000) for approximately $6,471.0 million in cash, which was later reduced to $6,321.0 million in cash. These transactions have been and will be accounted for using the purchase method of accounting. The results of operations of the acquired properties have been and will be included in our financial statements from the dates of acquisition of each property. These agreements and the status of each transaction are described as follows:

     On May 27, September 21, and December 16, 1999, we announced definitive agreements to purchase from Verizon Communications, formerly GTE Corp. (Verizon), approximately 381,200 telephone access lines (as of December 31,
     2000) in Arizona, California, Illinois/Wisconsin, Minnesota and Nebraska for approximately $1,171.0 million in cash. On June 30, 2000, we closed on the Nebraska purchase of approximately 62,200 access lines for approximately $205.4 million in cash. On August 31, 2000, we closed on the Minnesota purchase of approximately 142,400 access lines for approximately $438.9 million in cash. On November 30, 2000, we closed on the
     Illinois/Wisconsin purchase of approximately 112,900 access lines for approximately $303.9 million in cash. We expect that the remainder of the Verizon transactions, which are subject to various state and federal regulatory approvals will close on a state-by-state basis in the first half of 2001. Our expected cash requirement to complete the Verizon acquisitions is $222.8 million in 2001.

     On June 16, 1999, we announced a series of definitive agreements to purchase from Qwest Communications, formerly US West (Qwest), approximately 556,800 telephone access lines (as of December 31, 2000) in Arizona, Colorado, Idaho/Washington, Iowa, Minnesota, Montana, Nebraska, North Dakota and Wyoming for approximately $1,650.0 million in cash and the assumption of certain liabilities. On October 31, 2000, we closed on the North Dakota purchase of approximately 17,000 access lines for approximately $38.0 million in cash. We expect that the remainder of the Qwest acquisitions, which are subject to various state and federal regulatory approvals, will occur on a state-by-state basis by the end of the first quarter of 2002. Our expected cash requirements to complete the Qwest acquisitions are $989.3 million and $622.7 million in 2001 and 2002, respectively.

     On July 12, 2000, we announced a definitive agreement to purchase from Global Crossing Ltd. (Global) 100% of the stock of Frontier Corp., which owns approximately 1,096,700 telephone access lines (as of December 31,
     2000) in  Alabama/Florida,  Georgia,  Illinois,  Indiana,  Iowa,  Michigan,
     Minnesota, Mississippi, New York, Pennsylvania and Wisconsin, for approximately $3,650.0 million in cash which price was later reduced to $3,500.0 million. We have received approval for the proposed purchase from the Federal Communications Commission and all other state Public Service Commissions with the exception of Minnesota. Subject to the timely receipt of the Minnesota regulatory approval, we expect that this transaction will be completed and paid for in full by the end of June 2001.

The GTE Acquisitions, the U S WEST Acquisitions and the Frontier Acquisition are collectively referred to as the Acquisitions. We are filing the financial statements of the businesses to be acquired and pro forma financial information related to probable acquisitions for purposes of incorporation by reference.

This Current Report on Form 8-K contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. Statements that are not historical facts are forward-looking statements made pursuant to the Safe Harbor Provisions of the Litigation Reform Act of 1995. In addition, words such as "believes", "anticipates", "expects" and similar expressions are intended to identify "forward-looking statements". Forward-looking statements (including oral representations) are only predictions or statements of current plans, which we review continuously. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in our markets, success in overall strategy, changes in legal or regulatory policy, changes in legislation, our ability to identify future markets and successfully expand existing ones, the mix of products and services offered in our target markets, the effects of acquisitions and dispositions and the ability to effectively integrate businesses acquired. These important factors should be considered in evaluating any statement contained herein and/or made by us or on our behalf. We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
         ------------------------------------------------------------------

(a) Financial Statements of Businesses to be acquired

* Selected U S WEST Exchanges, Special Purpose Financial Statements for the years ended December 31, 2000, 1999 and 1998
* Frontier Incumbent Local Exchange Carrier Businesses for the years ended December 31, 2000, 1999 and 1998

(b)      Pro forma Financial Information

* Pro forma Balance Sheet as of December 31, 2000 and Pro forma Income Statements for the year ended December 31, 2000

(c)      Exhibits

             23.1  Consent of Arthur Andersen LLP
             23.2  Consent of Arthur Andersen LLP
             23.3  Consent of Pricewaterhouse Coopers LLP

                                    SIGNATURE
                               ------------------




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                         CITIZENS COMMUNICATIONS COMPANY
           ----------------------------------------------------------
                                  (Registrant)




                            By: /s/ Robert J. Larson
                  --------------------------------------------

                                Robert J. Larson
                   Vice President and Chief Accounting Officer



Date: May 4, 2001

                         Citizens Communications Company
                    Pro Forma Combining Financial Information

     From May 27, 1999 through July 12, 2000, we entered into several agreements to acquire approximately 2.0 million telephone access lines (as of December 31, 2000) for approximately $6,471.0 million in cash which was subsequently reduced to $6,321.0 million. These transactions have been and will be accounted for using the purchase method of accounting. The results of operations of the acquired properties have been and will be included in our financial statements from the dates of acquisition of each property. These agreements and the status of each transaction are described as follows:

               Verizon Acquisition
               -------------------
               On May 27, September 21, and December 16, 1999, we announced definitive agreements to purchase from Verizon Communications Inc., formerly GTE Corp. (Verizon), approximately 381,200 telephone access lines (as of December 31, 2000) in Arizona, California, Illinois/Wisconsin, Minnesota and Nebraska for approximately $1,171.0 million in cash. On June 30, 2000, we closed on the Nebraska purchase of approximately 62,200 access lines for approximately $205.4 million in cash. On August 31,
               2000, we closed on the Minnesota purchase of approximately 142,400 access lines for approximately $438.9 million in cash. On November 30, 2000, we closed on the Illinois/Wisconsin purchase of approximately 112,900 access lines for approximately $303.9 million in cash. We expect that the remainder of the Verizon transactions which are subject to various state and federal regulatory approvals will close on a state-by-state basis in the first half of 2001. Our expected cash requirement to complete the Verizon acquisitions is $222.8 million in 2001.

               Qwest  Acquisition
               ------------------
               On June 16, 1999, we announced a series of definitive agreements to purchase from Qwest Communications, formerly U S WEST (Qwest), approximately 556,800 telephone access lines (as of December 31,
               2000) in Arizona, Colorado, Idaho/Washington, Iowa, Minnesota, Montana, Nebraska, North Dakota and Wyoming for approximately $1,650.0 million in cash and the assumption of certain liabilities. On October 31, 2000, we closed on the North Dakota purchase of approximately 17,000 access lines for approximately $38.0 million in cash. We expect that the remainder of the Qwest acquisitions, which are subject to various state and federal regulatory approvals, will occur on a state-by-state basis by the end of the first quarter of 2002. Our expected cash requirements to complete the Qwest acquisitions are $989.3 million and $622.7 million in 2001 and 2002, respectively.

               Global Crossing Acquisition
               ---------------------------
               On July 12, 2000, we announced a definitive agreement to purchase from Global Crossing Ltd. (Global) 100% of the stock of Frontier Corp., which owns approximately 1,096,700 telephone access lines (as of December 31, 2000) in Alabama/Florida, Georgia, Illinois, Indiana, Iowa, Michigan, Minnesota, Mississippi, New York, Pennsylvania and Wisconsin, for approximately $3,650.0 million in cash which price was later reduced to $3,500.0 million. We have received approval for the proposed purchase from the Federal Communications Commission and all other state Public Service Commissions with the exception of Minnesota. Subject to the timely receipt of the Minnesota regulatory approval, we expect that this transaction will be completed and paid for in full by the end of June 2001.


The GTE Acquisitions, the U S WEST Acquisitions and the Frontier Acquisition are collectively referred to as the Acquisitions. The following unaudited pro forma condensed combined financial information of Citizens Communications Company and the Acquisitions, which are referred to as "Pro Forma Citizens Communications Company," has been prepared to illustrate the effects of the Acquisitions and related financing (including the sale of the water, gas and electric properties) had the Acquisitions been completed as of December 31, 2000 for the pro forma balance sheet and at the beginning of the year for the pro forma income statement. The Frontier Acquisition on the pro forma balance sheet represents the balance sheet of the Frontier Acquisition as of December 31, 2000. The GTE and U S WEST Acquisitions on the pro forma balance sheet represent the assets to be acquired from GTE and U S WEST as of December 31, 2000, including our preliminary allocation of purchase price. The amount in shareholders' equity represents the net assets acquired. As stated in the notes to the financial statements of the U S WEST Acquisition, corporate overhead expenses are not included in the statement of revenue and expenses.

We have prepared the pro forma financial information using the purchase method of accounting. We expect that we will continue to have increased expenses until all acquisitions are fully integrated. We expect to achieve economies of scale with the acquired properties that will both expedite our ability to provide an expanded menu of telecommunication services and make those services incrementally more profitable but can provide no assurance that such economies will be realized. We expect that these acquisitions will therefore provide us the opportunity to increase revenue and decrease cost per access line. The unaudited pro forma information reflects the increased expenses to the extent they have been incurred in the periods presented, but does not reflect economies of scale.

Certain of our regulated telecommunications operations are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 requires regulated entities to record regulatory assets and liabilities as a result of actions of regulators. We are currently evaluating the continued applicability of SFAS 71. We do not expect to account for the assets acquired in the Acquisitions under SFAS 71; as a result, the pro forma financial information account for the Acquisitions completed and to be completed as non-regulated entities pending the outcome of our evaluation.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined at the beginning of the year. If the companies had actually been combined at the beginning of the year, these companies and businesses might have performed differently. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the Acquisitions had taken place earlier or the future results that the companies will experience after completion of these transactions.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the Acquisitions included herein and in the Form 8-Ks filed by us on November 14, 2000 and March 29, 2001 and the historical financial statements of Citizens Communications Company.

                Citizens Communications Company and Subsidiaries
                          Pro Forma Balance Sheet Data
                             As of December 31, 2000
                                   (unaudited)


                                                                                    Pro Forma
                                               Citizens      -------------------------------------------------------------
                                            Communications     Frontier   GTE and U S WEST
(Amounts in thousands)                         12/31/00      Acquisition    Acquisitions     Adjustments        Adjusted
                                          ------------------ -------------  --------------   -----------       -----------
Cash                                            $    31,223    $    41,550     $         -   $ 1,855,406  (1) $     92,479
                                                                                              (1,835,700) (2)
Accounts receivable, net                            243,304      1,524,682                    (1,411,727) (2)      356,259
Short-term investments                               38,863              -                             -            38,863
Other                                                63,490         41,766                             -           105,256
Assets held for sale                              1,212,307              -                    (1,212,307) (1)            -
Assets of discontinued operations                   673,515              -                      (673,515) (1)            -
                                             --------------     ----------      ----------    ----------       -----------
  Total current assets                            2,262,702      1,607,998               -    (3,277,843)          592,857

Net property, plant & equipment                   3,509,767      1,052,745         605,171                       5,167,683
Excess cost over net assets acquired                633,268      1,521,250       1,230,529     1,223,500) (2)    4,608,547
Investments                                         214,359              -                             -           214,359
Regulatory assets                                   175,949              -                             -           175,949
Deferred debits and other assets                    158,961         65,641                       (46,932) (2)      177,670
                                             --------------     ----------      ----------    -----------      -----------
    Total assets                                $ 6,955,006    $ 4,247,634     $ 1,835,700   $(2,101,275)     $ 10,937,065
                                             ==============     ==========      ==========    ===========      ===========

Long-term debt due within one year              $   181,014    $     3,142     $         -   $         -      $    184,156
Accounts payable and other current liabilities      330,383      1,294,303                    (1,139,831) (2)      484,855
Liabilities related to assets held for sale         290,575              -                      (290,575) (1)            -
Liabilities of discontinued operations              190,496              -                      (190,496) (1)            -
                                             --------------     ----------      ----------    -----------      -----------
  Total current liabilities                         992,468      1,297,445               -    (1,620,902)          669,011

Deferred income taxes                               490,487        120,124                             -           610,611
Customer advances for construction
  and contributions in aid of construction          205,604              -                             -           205,604
Deferred credits and other liabilities              108,321        148,232                       (29,552) (2)      227,001
Regulatory liabilities                               24,573              -                             -            24,573
Long-term debt                                    3,062,289        116,057                     2,400,000  (2)    5,578,346
                                             --------------     ----------      -----------   -----------      -----------
  Total liabilities                               4,883,742      1,681,858               -       749,546         7,315,146

Equity forward contracts                            150,013                                                        150,013
Company Obligated Mandatorily Redeemable
 Convertible Preferred Securities *                 201,250              -                             -           201,250
Shareholders' equity                              1,720,001      2,565,776       1,835,700       450,655  (1)    3,270,656
                                                                                              (4,112,200) (2)
                                                                                               1,100,000  (2)
                                                                                                (289,276) (2)
                                             --------------     ----------      ----------    -----------      -----------
  Total liabilities and shareholders' equity    $ 6,955,006    $ 4,247,634     $ 1,835,700   $(2,101,275)     $ 10,937,065
                                             ==============     ==========      ==========    ===========      ===========

*Represents securities of a subsidiary trust, the sole assets of which are securities of a subsidiary partnership, substantially all the assets of which are convertible debentures of the Company.


  See Notes to Pro Forma Condensed Financial Statements.

                Citizens Communications Company and Subsidiaries
                         Proforma Income Statement Data
                      For the year ended December 31, 2000
                                   (unaudited)


                                                                        GTE Acquisitions
                                                    Citizens      --------------------------
                                                 Communications                 GTE Combined   U S WEST     Frontier        Total
(Amounts in thousands, except per-share amounts)     12/31/00     GTE Minnesota    Entities   Acquisition  Acquisition  Acquisitions
                                                 --------------   ------------- ------------  -----------  -----------  ------------
  Revenue                                         $ 1,802,358      $ 56,962      $ 121,334    $ 335,076     $ 746,302   $ 1,259,674
  Operating expenses                                1,292,950        23,323         44,188      147,635       370,893       586,039
  Depreciation and amortization                       387,607           545         28,712       88,802       200,669       318,728

                                                  -----------     ---------      ---------    ---------     ---------   -----------
  Income from operations                              121,801        33,094         48,434       98,639       174,740       354,907
  Investment and other income, net                      3,350             -              -       23,347        64,583        87,930
  Minority interest                                    12,222             -              -            -             -             -
  Interest expense                                    187,366         1,686          2,933            -        24,067        28,686
  Income tax expense (benefit)                        (16,132)       12,687         18,105       45,379       103,417       179,588
  Convertible preferred dividends                       6,210             -              -            -             -             -
                                                  -----------     ---------      ---------    ---------     ---------   -----------
  Income (loss) from continuing operations        $   (40,071)     $ 18,721      $  27,396    $  76,607     $ 111,839   $   234,563
                                                  ===========     =========      =========    =========     =========   ===========

Weighted average shares outstanding -Basic            261,744
Weighted average shares outstanding -Diluted          266,931

Loss from continuing operations per basic share       $ (0.15)
Loss from continuing operations per diluted share     $ (0.15)




                                                          Elimination of             Proforma
                                                         Gas and Electric  -----------------------------
(Amounts in thousands, except per-share amounts)            Operations       Adjustments       Adjusted
                                                         ----------------  -------------   -------------
  Revenue                                                    $ 597,823     $        -        $ 2,464,209
  Operating expenses                                           526,472          9,000  (3)     1,361,517
  Depreciation and amortization                                 47,857        228,953  (4)       889,957
                                                                               12,526  (5)
                                                           -----------     ----------        -----------
  Income from operations                                        23,494       (250,479)           202,735
  Investment and other income, net                               5,073        (27,770) (6)        58,437
  Minority interest                                                  -              -             12,222
  Interest expense                                              36,056        265,339  (7)       445,335
  Income tax expense (benefit)                                  (2,417)      (178,662) (8)       (12,789)
  Convertible preferred dividends                                    -              -              6,210
                                                           -----------     ----------        -----------
  Income (loss) from continuing operations                   $  (5,072)    $ (364,926)       $  (165,362)
                                                           ===========     ==========        ===========

Weighted average shares outstanding -Basic                                                       261,744
Weighted average shares outstanding -Diluted                                                     266,931

Loss from continuing operations per basic share                                                $   (0.63)
Loss from continuing operations per diluted share                                              $   (0.63)



    See Notes to Pro Forma Condensed Financial Statements.

                Notes to Pro Forma Condensed Financial Statements

(1) Reflects the effect of the sales of our public utilities services properties, net of estimated income taxes. For the pro forma balance sheet data, cash proceeds from these dispositions are assumed to be the contract price for those properties for which we have reached an agreement with a buyer and signed a definitive contract to sell, and the net book values for those properties not yet under contract. Such net cash proceeds are assumed to aggregate $1,855.4 million. This results in an addition to retained earnings of $450.7 million at December 31, 2000 reflecting the estimated net book gain on the sale of these properties. Currently, we have agreements to sell all our water and wastewater operations, one of our electric operations and one of our natural gas operations. The proceeds from these agreements aggregate approximately $1,380.0 million in cash plus the assumption of certain liabilities. We do not expect any of such properties to be sold at a loss. For the pro forma income statement data, we have eliminated the operations of the gas and electric properties as if they had been disposed of on January 1, 2000. The water operations were classified as discontinued operations and therefore are not included in Citizens income statement data from continuing operations.

(2) Represents the acquisition of the stock of the Frontier Acquisition and the remaining assets to be acquired (as of December 31, 2000) in the GTE and U S WEST Acquisitions. Such acquisitions are assumed to be funded through the cash proceeds, net of tax, from the assumed sale of the public service properties, the issuance of long-term debt securities and the issuance of equity securities. The pro forma condensed financial statements assume that debt and equity securities would be issued in amounts that result in a long term debt to long term debt and equity ratio of 63% subsequent to the transactions contemplated herein. The following represents the adjustment to record the Acquisitions:


                                                                                      (in thousands)
    Elimination of historical shareholder's equity and related party balances of the Frontier Acquisition and the net equity in assets acquired of the
      GTE and U S WEST Acquisitions                                                     $ 4,112,200
    Issuance of long term debt                                                           (2,400,000)
    Issuance of equity                                                                   (1,100,000)
    Cash proceeds used from sales of public utilities services properties                (1,835,700)
                                                                                       -------------

    Excess of cost over net assets acquired                                             $ 1,223,500
                                                                                       -------------



     For purposes of the accompanying pro forma combined financial statements, we have reflected the acquired assets and the assets to be acquired (including our estimate of the GTE and U S WEST purchase price allocations) at their historical carrying values and have reflected the excess of cost over such amounts as excess of cost over net assets acquired. The final allocation of purchase price to assets and liabilities acquired will depend upon the final purchase prices and the final estimates of fair values of assets and liabilities as of the various closing dates. We undertake studies to determine the fair values of assets acquired and allocate the purchase prices accordingly. We believe that the excess of cost over historical net assets acquired and to be acquired will be allocated to property, plant and equipment, customer base, other identifiable intangibles and goodwill. However, there can be no assurance that the actual allocation will not differ significantly from the pro forma allocation.

     The Frontier related party balances comprise: Accounts receivable, affiliates; advances to affiliates; due from affiliates; and accounts payable, affiliates; advances from affiliates; notes payable' notes payable to affiliates; and due to affiliates. These amounts become due when we acquire Frontier and our eliminated in our pro forma adjustments. The net impact to retained earnings of these eliminations is $289.3 million.

(3) Represents an increase in selling, general and administrative expenses of the GTE Combined Entities to reverse a pension credit recorded during the year ended December 31, 2000 that will not continue.

(4) Reflects amortization expense of the excess of cost over net assets acquired in the Acquisitions using the straight-line method over a 15 year period. Should the allocation of such excess of cost over historical net assets acquired differ significantly as described in Note 2, amortization expense could be impacted since the depreciable lives of assets other than goodwill may be shorter or longer than 15 years.

     On September 30, 1999, Global Crossing  acquired  Frontier  Corporation and all of its subsidiaries (including the LEC businesses that we are acquiring), in a merger transaction. In accordance with Accounting Principles Board Opinion No. 16, "Business Combinations", the excess of the purchase price over the net assets acquired and the liabilities assumed was allocated to Frontier Corporation and its subsidiaries based upon their fair market value at the date of the acquisition. Frontier was amortizing the associated goodwill over a 25 year period. Citizens included the full year 2000 amortization of goodwill over a 15 year period.

(5) Represents an adjustment for depreciation expense related to GTE Minnesota since the GTE historical financial statements did not include depreciation related to these assets held for sale.

(6) Represents the elimination of a gain reported by the U S WEST Acquisition associated with the sale of their North Dakota properties to Citizens and the elimination of our investment income related to our bond portfolio sold during 2000 to partially fund the acquisitions.

(7) Represents pro forma interest expense from the beginning of the year on the debt assumed to have been issued to partially fund the Acquisitions. The interest rate is assumed to be 9.0%.

(8) Represents adjustments to income taxes based on income before income taxes using the applicable incremental income tax rate.

QWEST COMMUNICATIONS INTERNATIONAL INC.
SELECTED QWEST EXCHANGES

Special Purpose Financial Statements
As Of December 31, 2000, 1999 And 1998

Together With Report Of Independent Public Accountants

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Qwest Communications International Inc.
      and Citizens Communications Company:

We have audited the accompanying special purpose statements of selected assets, liabilities and parent's equity of Qwest Communications International Inc.'s selected Qwest Exchanges (the "Exchanges," as described in Footnote 1) as of December 31, 2000 and 1999, and the related statements of revenues and expenses and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of Qwest Communications International Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the special purpose financial statements referred to above present fairly, in all material respects, the selected assets, liabilities and parent's equity of Qwest Communications International Inc.'s selected Qwest Exchanges as of December 31, 2000 and 1999, and the related revenues and expenses and cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.



                                        /s/ Arthur Andersen LLP


Denver, Colorado,
      May 4, 2001.

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                     ---------------------------------------

                            SELECTED QWEST EXCHANGES
                            ------------------------
                          (As Described In Footnote 1)

                       STATEMENTS OF REVENUES AND EXPENSES
                       -----------------------------------


                                                                      Year Ended December 31,
                                                           -----------------------------------------
                                                                2000          1999            1998
                                                           ----------      ----------     ----------
                                                                     (dollars in thousands)
   OPERATING REVENUES:
    Local services                                           $156,003        $152,161       $140,863
    Access services                                           151,194         139,241        137,148
    Long-distance services                                     17,046          26,154         34,563
    Other services                                             10,833          11,808         11,504
                                                           ----------      ----------     ----------
               Total operating revenues                       335,076         329,364        324,078
                                                           ----------      ----------     ----------
OPERATING EXPENSES:
    Operating expenses                                        100,800          99,626         91,769
    Selling, general and administrative expenses               46,835          47,885         46,872
    Depreciation and amortization                              88,802          85,003         81,263
                                                           ----------      ----------     ----------
               Total operating expenses                       236,437         232,514        219,904
                                                           ----------      ----------     ----------
OPERATING INCOME                                               98,639          96,850        104,174

GAIN ON SALE OF NORTH DAKOTA EXCHANGES                         23,347          -              -
                                                           ----------      ----------    -----------
INCOME BEFORE INCOME TAXES                                    121,986          96,850        104,174

PROVISION FOR INCOME TAXES                                     45,379          36,804         39,481
                                                           ----------      ----------     ----------
INCOME AFTER INCOME TAXES                                    $ 76,607        $ 60,046       $ 64,693
                                                           ==========      ==========     ==========


     The accompanying notes are an integral part of these special purpose financial statements.






                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                     ---------------------------------------

                            SELECTED QWEST EXCHANGES
                            ------------------------
                          (As Described In Footnote 1)

                   STATEMENTS OF SELECTED ASSETS, LIABILITIES
                   ------------------------------------------
                               AND PARENT'S EQUITY
                               -------------------


                                                                                   December 31,
                                                                          --------------------------
                                       ASSETS                                   2000            1999
                                       ------                             -----------      ---------
                                                                              (dollars in thousands)
CURRENT ASSETS:
    Accounts receivable, less allowance for uncollectibles of
        $2,059 and $1,254                                                  $  44,567        $  46,327
    Inventories and supplies                                                   4,502            6,542
    Other current assets                                                         618              685
                                                                          ----------       ----------
               Total current assets                                           49,687           53,554

PROPERTY, PLANT AND EQUIPMENT - net                                          551,778          607,700

CUSTOMER ACQUISITION COSTS                                                    26,500                -
                                                                          ----------       ----------
               Total assets                                                $ 627,965        $ 661,254
                                                                          ==========       ==========

                           LIABILITIES AND PARENT'S EQUITY
                           -------------------------------

CURRENT LIABILITIES:
    Accounts payable                                                       $  45,279        $  56,582
    Accrued expenses                                                          26,692           28,849
                                                                          ----------       ----------
               Total current liabilities                                      71,971           85,431

DEFERRED REVENUE                                                              26,500           -

OTHER LIABILITIES                                                              5,576            2,936

PARENT'S EQUITY                                                              523,918          572,887
                                                                          ----------       ----------
               Total liabilities and parent's equity                       $ 627,965        $ 661,254
                                                                          ==========       ==========

     The accompanying notes are an integral part of these special purpose financial statements.






                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                     ---------------------------------------

                            SELECTED QWEST EXCHANGES
                            ------------------------
                          (As Described in Footnote 1)

                            STATEMENTS OF CASH FLOWS
                            ------------------------


                                                                                  Year Ended December 31,
                                                                        -----------------------------------------
                                                                             2000            1999            1998
                                                                        ----------     -----------      ----------
                                                                                  (dollars in thousands)
OPERATING ACTIVITIES:
    Income after income taxes                                          $    76,607    $    60,046      $    64,693
    Adjustments -
        Depreciation and amortization                                       88,802         85,003           81,263
        Provision for income taxes                                          45,379         36,804           39,481
        Gain on sale of exchange                                           (23,347)             -                -
        Costs incurred by Parent                                            (1,351)         8,055            2,712
    Changes in operating assets and liabilities-
        Accounts receivable                                                  1,760           (657)             367
        Inventories, supplies and other current assets                       2,107         (1,064)            (784)
        Accounts payable and accrued expenses                              (10,820)        16,758           (8,122)
                                                                       -----------    -----------      -----------
    Cash provided by operating activities                                  179,137        204,945          179,610
                                                                       -----------    -----------      -----------
INVESTING ACTIVITIES:
    Expenditures for property, plant and equipment                         (54,043)       (42,792)         (57,757)
    Proceeds received from sale of North Dakota exchanges                   37,995              -                -
                                                                       -----------    -----------      -----------
    Cash used for investing activities                                     (16,048)       (42,792)         (57,757)
                                                                       -----------    -----------      -----------
FINANCING ACTIVITIES:
    Change in Parent's advances                                           (163,089)      (162,153)        (121,853)
                                                                       -----------    -----------      -----------
    Cash used for financing activities                                    (163,089)      (162,153)        (121,853)
                                                                       -----------    -----------      -----------
CASH:
    Increase                                                                     -              -                -
    Beginning balance                                                            -              -                -
                                                                       -----------    -----------      -----------
    Ending balance                                                     $         -    $         -      $         -
                                                                       ===========    ===========      ===========



     The accompanying notes are an integral part of these special purpose financial statements.

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                     ---------------------------------------

                            SELECTED QWEST EXCHANGES
                            ------------------------
                          (As Described in Footnote 1)

                  NOTES TO SPECIAL PURPOSE FINANCIAL STATEMENTS
                  ---------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------
                             (Dollars in Thousands)



1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
      -------------------------------------------

Basis of Presentation
---------------------

The accompanying special purpose financial statements present the assets, liabilities, parent's equity, revenues, expenses and cash flows of 174 local exchange areas in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, North Dakota and Wyoming (the "Exchanges"). These statements present the revenues and expenses directly attributed and allocated to the Exchanges, as described herein, and selected assets, liabilities and parent's equity as of and during the periods presented. The Exchanges are 100% owned by Qwest Corporation (the "Company"), a wholly owned subsidiary of Qwest Communications International Inc. ("QCII" or the "Parent"). On June 30, 2000, QCII completed its acquisition of U S WEST, Inc. ("U S WEST"), of which U S WEST Communications, Inc. was a wholly owned subsidiary. U S WEST Communications, Inc. is now known as Qwest Corporation.

On June 16, 1999, the Company entered into a series of definitive agreements for Citizens Communications Company ("Citizens", formerly known as Citizens
Utilities Company) to purchase local-exchange telephone properties serving approximately 530,000 telephone access lines in nine states for approximately $1.65 billion in cash. Approval of the sale is subject to review by federal and state regulatory agencies. The transfer of ownership, which will occur on a state by state basis, is expected to be completed in 2002. The Exchanges consist of access lines from customers' premises to telephone exchange offices and switching and interoffice facilities to originate and terminate telecommunications services within the local exchange service territories, as defined by each state's public utility commission.

In the fourth quarter of 2000, the sale of approximately 17,000 access lines representing eight exchanges in North Dakota was closed for approximately $38.0 million. The operation and ownership of these access lines were assumed by Citizens upon consummation of the sale. As such, the revenues and expenses for these eight exchanges are included in these special purpose financial statements as of the ten-month period ended October 31, 2000. Selected information for these exchanges is as follows:

                                                    (unaudited)
                                           2000        1999            1998
                                        ---------   -----------    ----------
       Total revenues                    $10,519      $12,545        $12,435
       Income before income taxes          5,213        5,695          5,518
       Income after income taxes           3,274        3,531          3,427
       Total assets                       12,102       16,526         14,738
       Parent's equity                     9,980       14,134         12,608

The accompanying special purpose financial statements include the assets, liabilities and related operations of the Exchanges historically incurred by the Company and exclude all other assets, liabilities and related operations of QCII and its subsidiaries. The special purpose financial statements also include expenses related to all employees who support the Exchanges, some of whom are expected to remain employees of the Company.

QCII and the Company incur certain costs that relate to the Exchanges. To prepare these special purpose financial statements, management allocated certain assets, liabilities, revenues and expenses to the Exchanges. Management believes such allocations are reasonable; however, the allocations could differ from amounts that would be determined if the Exchanges operated on a stand-alone basis. Because of the Exchanges' relationship with QCII and its subsidiaries, the assets, liabilities, revenues and expenses are not necessarily indicative of what would have occurred had the Exchanges operated as a stand-alone entity. These special purpose financial statements are not necessarily indicative of future financial position or results of operations. Corporate overhead expenses are not included in the statements of revenues and expenses as these amounts are not allocated or charged to the Exchanges by the Company or QCII.

Cash and debt are centrally managed by QCII. Therefore, the associated balances (including interest) are excluded from the accompanying financial statements.

Parent's equity reflects the Company's investment in the Exchanges, accumulated earnings and losses of the Exchanges and intercompany activity with QCII. Parent's equity also reflects deemed contributions for charges recognized in these special purpose financial statements for which no asset or liability is recorded. These deemed contributions primarily include provisions for income taxes, pensions credits and other post-employment benefit charges.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash
----

QCII funds and disburses, through centrally managed bank accounts, the Exchanges' cash requirements. In addition, cash receipts from the collection of accounts receivable are remitted directly to bank accounts controlled by the Company.

Inventories and Supplies
------------------------

New and reusable materials are carried at average cost, except for significant individual items that are valued based on specific costs. Inventory was allocated to the Exchanges based on relative property, plant and equipment balances.

Property, Plant and Equipment
-----------------------------

Property, plant and equipment is carried at cost. Property, plant and equipment is depreciated using straight-line group methods. When the depreciable property, plant and equipment is retired or sold, gross book cost is generally charged to accumulated depreciation and no gain or loss is recognized.

The average depreciable lives used for the major categories of property, plant and equipment are as follows:

                                 Category                    Life (years)
                 ------------------------------------      ---------------

                 Buildings                                      22 - 53
                 Telecommunications network equipment           3 - 17
                 Telecommunications outside plant               5 - 30
                 General purpose computers and other            5 - 20


Interest related to qualifying construction projects is capitalized and included in property, plant and equipment. Amounts capitalized were $1,187, $947 and $747 in 2000, 1999 and 1998, respectively. As interest is not incurred by the Exchanges, capitalized interest represents amounts incurred by the Company which were allocated to the Exchanges' assets.

Revenue Recognition
-------------------

Local telephone and voice messaging services are generally billed in advance with revenues recognized when services are provided. Revenues derived from access and long-distance services are recognized as services are provided. Payments received in advance are deferred until the service is provided.
Up-front fees received are deferred and recognized over the longer of the contractual period or the expected customer relationship, generally 2 to 10 years.

New Accounting Pronouncements
-----------------------------

In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides the SEC Staff's views in applying generally accepted accounting principles to selected revenue recognition issues. The
Company adopted SAB 101 during the fourth quarter of 2000 effective as of January 1, 2000. There is no cumulative effect on income from the adoption of SAB 101.

Income Taxes
------------

The Exchanges are not a taxable entity. The Exchanges' operating results are included with QCII for income tax purposes. Although the Exchanges contribute significant plant-related temporary differences (including investment tax credits) to QCII deferred tax balances, QCII does not allocate income tax payables or deferred income taxes to the Exchanges. The provisions included in the accompanying special purpose financial statements were calculated based on the income of the Exchanges and the Company's effective tax rate.

Allocation of Expenses
----------------------

The Exchanges share certain services with other business groups of QCII. These services are allocated to the Exchanges on a basis that approximates actual cost. All expenses were allocated to the Exchanges on a cost causative basis. Operating expenses were allocated to the Exchanges based on the related plant account balances while selling, general and administrative expenses were allocated to the Exchanges based on minutes of equipment use, number of access lines and the related plant and revenue accounts. The allocation methodology used for the Exchanges was developed in a manner substantially consistent with the methodology presented in the Company's Cost Allocation Manual as filed with the state and federal regulatory bodies.

2.    PROPERTY, PLANT AND EQUIPMENT:

The components of property, plant and equipment are as follows:

                                                                         December 31,
                                                                -----------------------------
                                                                     2000            1999
                                                                --------------   ------------


               Land and buildings                               $   64,250      $    67,537
               Telecommunications network equipment                447,617          451,048
               Telecommunications outside plant                    797,864          799,147
               General purpose computers and other                  17,067           20,164
               Construction in progress                             36,257           45,263
                                                                --------------   ------------
                                                                 1,363,055        1,383,159
                                                                --------------   ------------

               Less accumulated depreciation:
                  Buildings                                         23,544           21,310
                  Telecommunications network equipment             294,425          289,264
                  Telecommunications outside plant                 481,994          453,942
                  General purpose computers and other               11,314           10,943
                                                                --------------   ------------
                                                                   811,277          775,459
                                                                --------------   ------------

                Property, plant and equipment, net              $  551,778      $   607,700
                                                                ==============   ============

3.  ACCRUED EXPENSES:
    -----------------

Accruied expenses consist of the following:

                                                                       December 31,
                                                                -----------------------------
                                                                     2000            1999
                                                                --------------   ------------
                Accrued property taxes                          $    8,603      $    8,083
                Advanced billings                                    8,398           7,751
                Employee-related liabilities                         4,610           7,022
                Customer deposits                                    1,068           1,158
                Other                                                4,013           4,835
                                                                --------------   ------------
                     Total accrued expenses                     $   26,692      $   28,849
                                                                ==============   ============

4.  PARENT'S EQUITY:
    ----------------

Activity in parent's equity is as follows:

        Parent's equity, December 31, 1997             $ 645,108

        Income after income taxes                         64,693
        Deemed contributions                              44,011
        Net change in Parent's advances                 (121,853)
                                                       ---------
        Parent's equity, December 31, 1998               631,959

        Income after income taxes                         60,046
        Deemed contributions                              43,035
        Net change in Parent's advances                 (162,153)
                                                       ---------
        Parent's equity, December 31, 1999               572,887

        Income after income taxes                         76,607
        Deemed contributions                              37,513
        Net change in Parent's advances                 (163,089)
                                                       ---------
        Parent's equity, December 31, 2000             $ 523,918
                                                       =========



5.  EMPLOYEE BENEFITS:
    ------------------

The majority of the Exchanges' employees are covered by defined benefit pension plans sponsored by QCII. Management benefits are based upon their salary while occupational employee benefits are based upon years of service and job classification. The projected unit credit method is used for the determination of pension cost for financial reporting purposes and the aggregate cost method for funding purposes. Net pension credit for the Exchanges, allocated based on headcount, for 2000, 1999 and 1998 were $6,964, $3,160 and $2,246, respectively.

QCII also sponsors plans that provide certain health and life insurance benefits to retired employees. The projected unit credit method is used for the determination of the postretirement medical and life costs for financial reporting purposes. Net postretirement benefit costs, allocated based on headcount, for 2000, 1999 and 1998 were $425, $3,487 and $4,031, respectively.

FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

COMBINED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1999 AND 2000
TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                                              ARTHUR ANDERSEN


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Frontier Incumbent Local Exchange Carrier Businesses:

We have audited the accompanying combined balance sheets of the companies identified in Note 1, collectively referred to as the Frontier Incumbent Local Exchange Carrier Businesses, each of which is a wholly owned indirect subsidiary of Global Crossing Ltd., as of December 31, 1999 and 2000, and the related combined statements of income, shareholder's equity, and cash flows for the nine months ended September 30, 1999, the three months ended December 31, 1999 and the year ended December 31, 2000. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The combined financial statements of the Frontier Incumbent Local Exchange Carrier Businesses for the year ended December 31, 1998, were audited by other auditors whose report dated February 15, 2001, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Frontier Incumbent Local Exchange Carrier Businesses as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the nine months ended September 30, 1999, the three months ended December 31, 1999 and the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                                          Arthur Andersen LLP


New York, New York
February 15, 2001 (except
with respect to the matter
discussed in Note 12, as to
which the date is April 18, 2001).

                                                       PRICEWATERHOUSECOOPERS




REPORT OF INDEPENDENT ACCOUNTANTS

Frontier Incumbent Local Exchange Carrier Businesses:

In our opinion, the accompanying combined statements of income, shareholders' equity and cash flows for the year ended December 31, 1998 present fairly, in all material respects, the results of operations and cash flows of the Frontier Incumbent Local Exchange Carrier Businesses for the year ended December 31, 1998 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. We have not audited the combined financial statements of Frontier Incumbent Local Exchange Carrier Businesses for any period subsequent to December 31, 1998.


PricewaterhouseCoopers LLP

Rochester, New York
February 15, 2001

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

 COMBINED BALANCE SHEETS
 DECEMBER 31, 1999 AND 2000
 (in thousands of dollars)



                                                                              1999              2000
                                                                        ----------------  ----------------
 ASSETS:
     Current assets:
       Cash and cash equivalents                                               $ 83,842          $ 41,550
       Telecommunications accounts receivable (net of
          allowance for uncollectible accounts of $9,351
          and $12,498 in 1999 and 2000, respectively)                           105,177           112,955
       Accounts receivable, affiliates                                           22,828            68,880
       Advances to affiliates                                                   312,375           311,752
       Materials and supplies                                                     1,395             1,389
       Deferred income taxes                                                      5,257             7,618
       Notes receivable, affiliates                                                   -         1,031,095
       Prepayments and other                                                     22,736            32,759
                                                                        ----------------  ----------------
            Total current assets                                                553,610         1,607,998
     Property, plant, and equipment, net                                        968,951         1,052,745
     Goodwill and customer base, net                                          1,592,250         1,521,250
     Due from affiliate                                                          14,595            46,932
     Other assets                                                                10,895            18,709
                                                                        ----------------  ----------------
            Total assets                                                    $ 3,140,301       $ 4,247,634
                                                                        ================  ================

 LIABILITIES AND SHAREHOLDER'S EQUITY:
     Current liabilities:
       Accounts payable                                                        $ 91,135         $ 102,637
       Accounts payable, affiliates                                              48,602           113,606
       Advances from affiliates                                                  30,068            26,225
       Deferred credits                                                          11,025             2,997
       Current portion of long-term debt                                          5,496             3,142
       Accrued income taxes                                                       9,423            20,508
       Advanced billings                                                         10,785            11,852
       Notes payable                                                                  -         1,000,000
       Other current liabilities                                                  2,734            16,478
                                                                        ----------------  ----------------
            Total current liabilities                                           209,268         1,297,445
     Long-term debt, net of current maturities                                  116,876           116,057
     Notes payable to affiliates                                                 13,600             4,700
     Deferred income taxes                                                      107,255           120,124
     Post-retirement benefit obligation                                         107,955           109,617
     Due to affiliate                                                            24,852            24,852
     Other long-term liabilities                                                  2,835             9,063
                                                                        ----------------  ----------------
            Total liabilities                                                   582,641         1,681,858
                                                                        ----------------  ----------------
     Shareholder's equity:
       Contributed capital                                                    2,561,252         2,609,961
       Accumulated deficit                                                       (3,592)          (44,185)
                                                                        ----------------  ----------------
            Total shareholder's equity                                        2,557,660         2,565,776
                                                                        ----------------  ----------------
            Total liabilities and shareholder's equity                      $ 3,140,301       $ 4,247,634
                                                                        ================  ================



 The accompanying notes to financial statements are an integral part of these balance sheets.

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

 COMBINED STATEMENTS OF INCOME
 FOR THE YEAR ENDED DECEMBER 31, 1998,
 THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999 (PREDECESSOR),
 THE THREE-MONTH PERIOD ENDED DECEMBER 31, 1999,
 AND THE YEAR ENDED DECEMBER 31, 2000
 (in thousands of dollars)



                                                                      Period from          Period from
                                                                       January 1,           October 1,
                                                                          1999                 1999
                                                      Year Ended         through              through         Year Ended
                                                     December 31,      September 30,        December 31,      December 31,
                                                        1998              1999                 1999              2000
                                                  ----------------  ----------------     ----------------  ----------------

 Revenues                                               $ 700,207         $ 547,237            $ 186,976         $ 746,302
 Costs and expenses:
     Operating expenses                                   308,058           237,006               89,682           342,603
     Depreciation and amortization                        106,589            85,672               53,414           200,669
     Taxes other than income taxes                         38,207            29,130                9,967            28,290
                                                  ----------------  ----------------     ----------------  ----------------
       Total costs and expenses                           452,854           351,808              153,063           571,562
                                                  ----------------  ----------------     ----------------  ----------------
 Operating income                                         247,353           195,429               33,913           174,740
 Interest expense                                          (9,076)           (5,345)              (2,065)          (24,067)
 Interest income                                           14,598            11,707                6,173            42,191
 Equity in earnings on investments
     in affiliates                                          4,564             4,236                1,413             2,049
 Other income (expense), net                                 (233)           (1,062)                (722)           20,343
                                                  ----------------  ----------------     ----------------  ----------------
 Income before taxes                                      257,206           204,965               38,712           215,256
 Income tax expense                                        98,640            82,198               25,404           103,417
                                                  ----------------  ----------------     ----------------  ----------------
 Net income                                             $ 158,566         $ 122,767             $ 13,308         $ 111,839
                                                  ================  ================     ================  ================



 The accompanying notes to financial statements are an integral part of these statements.

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

 COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
 FOR THE YEAR ENDED DECEMBER 31, 1998,
 THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999 (PREDECESSOR),
 THE THREE-MONTH PERIOD ENDED DECEMBER 31, 1999,
 AND THE YEAR ENDED DECEMBER 31, 2000
 (in thousands of dollars)



                                                        Preferred      Combined     Contributed    Retained
                                                         Stock         Equity        Capital       Earnings        Total
                                                      ------------  ------------  -------------  ------------  -------------

 BALANCE, December 31, 1997                                 $ 275     $ 279,886      $ 302,317     $ 216,267      $ 798,745

     Net income                                                 -             -              -       158,566        158,566
     Redemptions                                               (5)            -              -             -             (5)
     Dividends                                                  -             -              -       (70,054)       (70,054)
     Other                                                      -             -             34           163            197
                                                      ------------  ------------  -------------  ------------  -------------

 BALANCE, December 31, 1998                                   270       279,886        302,351       304,942        887,449

     Net income                                                 -             -              -       122,767        122,767
     Redemptions                                             (270)            -              -             -           (270)
     Dividends                                                  -             -              -       (22,329)       (22,329)
                                                      ------------  ------------  -------------  ------------  -------------

 BALANCE, September 30, 1999                                    -       279,886        302,351       405,380        987,617

     Net income                                                 -             -              -        13,308         13,308
     Dividends                                                  -             -              -       (16,900)       (16,900)
     Global Crossing merger (Note 1)                            -      (279,886)       685,266      (405,380)             -
     Purchase accounting adjustments (Note 1)                   -             -      1,573,821             -      1,573,821
     Other                                                      -             -           (186)            -           (186)
                                                      ------------  ------------  -------------  ------------  -------------

 BALANCE, December 31, 1999                                     -             -      2,561,252        (3,592)     2,557,660

     Net income                                                 -             -              -       111,839        111,839
     Dividends                                                  -             -              -      (152,432)      (152,432)
     Capital contribution                                       -             -         50,000             -         50,000
     Purchase accounting adjustments (Note 1)                   -             -         (1,803)            -         (1,803)
     Other                                                      -             -            512             -            512
                                                      ------------  ------------  -------------  ------------  -------------

 BALANCE, December 31, 2000                                   $ -           $ -     $2,609,961     $ (44,185)    $2,565,776
                                                      ============  ============  =============  ============  =============



 The accompanying notes to financial statements are an integral part of these statements.

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

 COMBINED STATEMENTS OF CASH FLOWS
 FOR THE YEAR ENDED DECEMBER 31, 1998,
 THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999 (PREDECESSOR),
 THE THREE-MONTH PERIOD ENDED DECEMBER 31, 1999,
 AND THE YEAR ENDED DECEMBER 31, 2000
 (in thousands of dollars)



                                                                              Period from      Period from
                                                                              January 1,        October 1,
                                                                                 1999             1999
                                                                Year Ended      through         through        Year Ended
                                                               December 31,  September 30,    December 31,    December 31,
                                                                   1998          1999             1999           2000
                                                               ------------ --------------   --------------  -------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                   $ 158,566      $ 122,767         $ 13,308      $ 111,839
                                                               ------------ --------------   --------------  -------------
    Adjustments to reconcile net income to net cash provided
      by operating activities:
        Depreciation and amortization                              106,589         85,672           53,414        200,669
        (Gain)/loss on sale of assets                                    -         (4,656)              29            360
        Equity in earnings on investments in affiliates             (4,564)        (4,236)          (1,413)        (2,049)
        Changes in operating assets and liabilities,
         exclusive of impacts of dispositions and acquisitions:
           Accounts receivable                                       2,631          1,884           (3,191)        (7,778)
           Accounts receivable, affiliates and due from affiliates  (5,202)        37,576          (43,701)       (78,389)
           Material and supplies                                       416           (341)             212              6
           Prepayments and other current assets                       (184)         7,201          (10,671)       (10,023)
           Other assets                                             (1,936)       (31,258)          34,289         (9,213)
           Accounts payable                                         22,287        (18,429)          25,544          3,474
           Accounts payable affiliates and due to affiliates        (3,580)        17,035           20,779         65,004
           Accrued taxes, advanced billings, and other liabilities  15,899        (17,086)          28,261         23,224
           Post-retirement benefit obligation                        5,420          7,163           (2,635)         1,662
           Deferred income taxes                                    (2,940)        (1,359)         (12,227)         9,331
                                                               ------------ --------------   --------------  -------------
             Total adjustments                                     134,836         79,166           88,690        196,278
                                                               ------------ --------------   --------------  -------------
             Net cash provided by operating activities             293,402        201,933          101,998        308,117
                                                               ------------ --------------   --------------  -------------

 CASH FLOWS FROM INVESTING ACTIVITIES:
    Expenditures for property, plant, and equipment               (153,458)      (129,688)         (48,264)      (212,837)
    Proceeds from asset sales                                            -          7,708           13,815            481
    Distributions from investment in affiliates                      2,368          2,388              690          2,223
    Advance to affiliates                                          (24,047)       (62,502)         (25,400)       (60,759)
                                                               ------------ --------------   --------------  -------------
             Net cash used in investing activities                (175,137)      (182,094)         (59,159)      (270,892)
                                                               ------------ --------------   --------------  -------------

 CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from debt borrowings                                        -              -                -      1,000,000
    Repayments of debt                                              (2,926)        (2,271)            (670)        (3,173)
    Dividends paid                                                 (70,054)       (22,329)         (16,900)       (41,050)
    Advances from affiliates                                         4,716          3,123           (4,377)        (3,843)
    Notes receivable from affiliates                                     -              -                -     (1,031,095)
    Other financing activities                                         112            337              142           (356)
                                                               ------------ --------------   --------------  -------------
             Cash flows used in financing activities               (68,152)       (21,140)         (21,805)       (79,517)
                                                               ------------ --------------   --------------  -------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               50,113         (1,301)          21,034        (42,292)

 CASH AND CASH EQUIVALENTS, beginning of period                     13,996         64,109           62,808         83,842
                                                               ------------ --------------   --------------  -------------

 CASH AND CASH EQUIVALENTS, end of period                         $ 64,109       $ 62,808         $ 83,842       $ 41,550
                                                               ============ ==============   ==============  =============



 The accompanying notes to financial statements are an integral part of these statements.

FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1999 AND 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   ------------------------------------------

Description of Business and Organization
----------------------------------------

The accompanying combined financial statements include the following wholly owned subsidiaries of Global Crossing North America ("GCNA"):

Frontier Telephone of Rochester, Inc. ("FTR")             Frontier Communications of Seneca-Gorham, Inc.
Frontier Communications of Rochester, Inc.                Frontier Communications of New York, Inc.
Frontier Subsidiary Telco Inc. and Subsidiaries           Frontier Communications of Ausable Valley, Inc.
Frontier Communications of Sylvan Lake, Inc.

These entities are hereafter collectively referred to as the Frontier Incumbent Local Exchange Businesses (the "Company" or the "Frontier ILEC's"). The Frontier ILEC's, headquartered in Rochester, New York, are providers of local telephone services to customers in 11 states.

On September 30, 1999, Global Crossing, Ltd. ("Global Crossing") acquired Frontier Corporation ("Frontier") and all of its subsidiaries, including the Company, in a merger transaction (the "Global Crossing merger"). In accordance with Accounting Principles Board Opinion ("APB") No. 16, Business Combinations, the excess of the purchase price over the net assets acquired and the liabilities assumed was allocated to Frontier and its subsidiaries based upon their fair market value at the date of the acquisition. The fair market value was determined by GCNA with the assistance of a third-party appraiser. Accordingly, the Company's financial statements for the three months ended December 31, 1999 and the year ended December 31, 2000 reflect the allocated fair value of the Global Crossing merger and thus, are not comparable to the financial statements for periods prior to October 1, 1999. In connection with the Global Crossing merger, the Company originally recorded the following adjustments (in thousands):

Allocated goodwill                                                  $     1,500,000
Increase to property, plant, and equipment                                  212,354
Allocation to customer base                                                 110,000
Increase to deferred tax liability                                         (106,656)
Adjustment to other postretirement benefit obligations                      (57,405)
Elimination of existing goodwill                                            (88,061)
Increase to assets held for sale                                              5,899
Increase in taxes payable                                                    (2,310)
Increase to additional paid-in capital                              ----------------
                                                                    $     1,573,821
                                                                    ================

In addition, the accumulated depreciation on the property, plant, and equipment was eliminated, and depreciation commenced on the revised balances on October 1, 1999.

During 2000, an additional purchase accounting adjustment was recorded resulting in an increase of $1.2 million to the Company's deferred tax liability and $0.6 million to property, plant, and equipment.

Citizens Transaction
--------------------

On July 11, 2000, GCNA and GCNA's parent company, Global Crossing Limited, signed a Stock Purchase Agreement (the "Agreement") with Citizens Communications Company ("Citizens") to sell the Frontier ILEC's to Citizens for $3.65 billion, subject to adjustment under the terms of the Agreement. The transaction is expected to close in 2001, subject to regulatory approvals.

In February 2001, the Agreement with Citizens was amended to provide for the transfer of certain assets and liabilities related to GCNA's qualified pension and other postretirement benefits from GCNA to Citizens. Assets and liabilities for virtually all retirees and all transferring active employees will be transferred upon the sale. GCNA will retain only those liabilities and assets associated with certain active nontransferring Global Crossing employees. See subsequent events discussed in Note 12.

Principles of Combination
-------------------------

The combined financial information includes the companies identified above and their majority-owned subsidiaries after elimination of all significant intercompany transactions. Investments in entities in which the Company does not have a controlling interest are accounted for using the equity method.

Use of Estimates
----------------

Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Materials and Supplies
----------------------

Materials and supplies are stated at the lower of cost or market, based on a weighted average unit cost.

Property, Plant, and Equipment
------------------------------

The investment in property, plant, and equipment was recorded at fair market value as of the date of the Global Crossing merger. Additions to property, plant, and equipment are recorded at cost. Improvements that significantly add to productive capacity or extend useful life are capitalized. Maintenance and repairs are expensed as incurred. The Company's provision for depreciation of property, plant, and equipment is based on the composite group method using estimated service lives of the various classes of plant.

Building improvements                                                       5 years
Buildings                                                                  40 years
Local and fiber service lines                                        12 to 25 years
Central office equipment and switching facilities                     3 to 20 years
Station equipment                                                    10 to 21 years
Furniture, office equipment, vehicles, tools, and other               2 to 20 years

The cost of depreciable telephone property units retired, plus removal costs, less salvage is charged to accumulated depreciation. When nontelephone property, plant, and equipment is retired or sold, the resulting gain or loss is recognized currently as an element of other income.

Goodwill and Customer Base
--------------------------

Goodwill and other intangible assets are amortized using the straight line method. As of December 31, 2000, goodwill and customer base consisted of the following (in thousands):

                               Intangible       Accumulated                        Amortization
                                 Balance        Amortization      Net Balance         Period
                              -------------    -------------     -------------     ------------
Allocated goodwill           $    1,500,000   $       75,000    $    1,425,000        25 years
Customer base                       110,000           13,750            96,250        10 years
                              -------------    -------------     -------------
    Total                    $    1,610,000   $       88,750    $    1,521,250
                              =============    =============     =============


Investments
-----------

The Company has investments in various cellular partnerships that have been reported using the equity method of accounting in accordance with Statement of Position No. 78-9, Accounting for Investments in Real Estate Ventures, which states that an investor in a general partnership should account for its investment by the equity method. The partnership investment balances are included in other assets in the combined balance sheets. The Company had a 15 percent share in a joint venture which was sold in December 1999. No gain or loss was recorded on the disposal of this investment. The Company's partnership investment balances in other cellular partnerships were $5.8 million and $4.7 million at December 31, 1999 and 2000, respectively.

Impairment of Long-Lived Assets
-------------------------------

In the event that facts and circumstances indicate that the carrying amount of a long-lived asset may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to fair value is required. Fair value may be determined based on quoted market prices or discounted cash flows.

Fair Value of Financial Instruments
-----------------------------------

Cash and cash equivalents are valued at their carrying amounts which are reasonable estimates of fair value. The fair value of long-term debt is estimated using rates currently available to the Frontier ILEC's for debt with similar terms and maturities. The fair value of all other financial instruments approximates cost due to the short maturities of these instruments.

Federal Income Taxes
--------------------

Prior to the Global Crossing merger, the Company was included in the consolidated federal income tax return of its parent, Frontier. Post merger, the Company is included in the consolidated federal income tax return of GCNA. The Company pays GCNA for the federal income tax liability resulting from the filing by GCNA of its U.S. federal income tax return, determined on a separate entity basis.

Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are anticipated to be in effect when those differences are expected to reverse.

Revenue Recognition
-------------------

The Company derives revenue primarily from charges for local telephone services, network access for interconnection of long distance companies, directory advertising, billing and collection, and other services provided to long distance companies. The Company also derives revenue from the sale, leasing, and maintenance of telephone equipment and the sale of enhanced services such as voice mail, custom calling features, Internet, and advanced number identification products such as Caller ID. Customers are billed on monthly cycle dates. Revenue is recognized as service is provided. An estimate for uncollectible accounts is recorded in operating expenses. Unbilled usage is accrued and was $14.5 million and $16.2 million at December 31, 1999 and 2000, respectively. Certain revenues derived from local telephone services are billed monthly in advance and are recognized the following month when services are provided. Customers are billed an activation fee upon installation which is deferred by the Company and amortized over the estimated average customer life in accordance with Staff Accounting Bulletin No. 101 as discussed further in
Note 9.

Allocation of Corporate Overhead
--------------------------------

The results of operations of the Company include allocations of corporate expenses from GCNA. These costs primarily include executive, corporate planning, legal, tax, human resources, treasury, corporate communications, and corporate accounting functions. They are allocated to the Company based on a weighted average of four factors: employees, revenues, capitalization, and common equity. Allocations of these corporate mutually beneficial costs is performed on a basis management considers reasonable.

Related Party Transactions
--------------------------

The Company has transactions in the normal course of business with GCNA and certain other GCNA affiliates, as discussed further in Note 11. Amounts related to these transactions are reflected in accounts receivable affiliate and accounts payable affiliate in the accompanying balance sheets. The Company has advances to and advances from affiliates related to investing and financing activities with the parent. In accordance with a cash management agreement, GCNA pays interest to the Company on these investments at GCNA's average commercial paper borrowing rate, determined on a monthly basis. This rate ranged from 4.95 percent to 8.01 percent for 1999 and 8.63 percent to 8.94 percent for 2000. The Company has recorded a due from affiliate which primarily represents amounts owed from GCNA for net periodic pension benefits. The Company has notes payable to affiliates which have interest rates ranging from 8.40 percent to 9.25 percent and mature between 2005 and 2020. The proceeds from these notes were used to pay down higher interest rate debt.

Market Risk Disclosure
----------------------

As of December 31, 2000, the Company does not have any significant concentration of business transacted with a particular customer, supplier, or lender that could, if suddenly eliminated, severely impact its operations. The Company periodically performs ongoing credit evaluations of its larger customers' financial condition to limit credit risk to the extent possible.

Supplemental Disclosures to the Statement of Cash Flows
-------------------------------------------------------

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Actual interest paid was $9.0 million, $9.9 million, $1.6 million, and $20.1 million for the year ended December 31, 1998, the nine months ended September 30, 1999, the three months ended December 31, 1999, and the year ended December 31, 2000, respectively. Actual income taxes paid were $92.1 million, $77.9 million, $14.5 million, and $65.2 million for the year ended December 31, 1998, the nine months ended September 30, 1999, the three months ended December 31, 1999, and the year ended December 31, 2000, respectively. Interest costs associated with the construction of capital assets are capitalized. Total amounts capitalized during 1999 and 2000 were $4.2 million and $4.8 million, respectively. The Company had cash restricted for dividend payments to GCNA of $52.6 million at December 31, 1999. There was no cash restricted for dividend payments to GCNA at December 31, 2000.

Of the total dividends paid of $152.4 million for the year ended December 31, 2000, $111.4 million was noncash. Capital contributions of $50.0 million were also noncash.

Other Comprehensive Income
--------------------------

The Company did not have any other comprehensive income in 1998, 1999, and 2000.

Reclassifications
-----------------

It is the Company's policy to reclassify prior year balances to conform to current year presentation.

2.  DIVESTITURES
    ------------

Upstate Cellular Network
------------------------

In December 1999, the Company completed the sale of its interest in a joint venture. There was no gain or loss on the sale, as these assets had been reflected on the Company's books at their fair market value as a result of the Global Crossing merger.

Orion Cellular
--------------

In June 1999, the Company completed the sale of O.T. Cellular Telephone Company (Illinois RSA #3). The sale resulted in a pretax gain of $2 million and is included in other income in the accompanying combined statements of income.

Schuyler Minburn Exchange & Schuyler Cellular
---------------------------------------------

In September 1999, the Company completed the sale of its local telephone exchange serving Woodward, Iowa and its interest in Central Iowa Cellular. The sale resulted in a pretax gain of $2.7 million and is included in other income in the accompanying combined statements of income.

3.  PROPERTY, PLANT, AND EQUIPMENT
    ------------------------------

Major classes of property, plant, and equipment at December 31 are summarized below (in thousands):

                                                                          1999             2000
                                                                      -------------     -------------
Land and buildings                                                  $       113,780   $       113,466
Local and toll service lines                                                401,281           443,498
Central office equipment                                                    292,221           376,440
Station equipment                                                            12,265            14,410
Furniture, office equipment, vehicles, tools, and other                      41,750            49,003
Plant under construction                                                    143,500           198,970
                                                                      -------------      ------------
                                                                          1,004,797         1,195,787
Less:  Accumulated depreciation                                             (35,846)         (143,042)
                                                                      -------------      ------------
                                                                    $       968,951   $     1,052,745
                                                                      =============      ============



Depreciation expense was approximately $103.7 million, $83.6 million, $35.8 million, and $129.7 million for the year ended December 31, 1998, the nine months ended September 30, 1999, the three months ended December 31, 1999, and the year ended December 31, 2000, respectively.

4.  LONG-TERM DEBT
    --------------

Long-term debt consisted of the following at December 31 (in thousands):

                                                                            1999             2000
                                                                       ------------     -------------
7.51 percent medium-term notes due 2002 (a)                         $        40,000   $        40,000
7.61 percent senior notes due 2003 (b)                                       35,000            35,000
Rural Utilities Service (RUS) debt (c)                                       47,372            44,199
Note payable (d)                                                                  -         1,000,000
                                                                       ------------     -------------
  Total long-term debt (including current portion)                          122,372         1,119,199
Less:  Current portion of long-term debt                                     (5,496)       (1,003,142)
                                                                       ------------     -------------
  Total long-term debt                                              $       116,876   $       116,057
                                                                       ============     =============


In accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Company estimates that the fair value of the debt, based on rates currently available to the Company for debt with similar terms and remaining maturities approximates the carrying value of $1.1 billion as of December 31, 2000.

(a) The medium-term notes were issued by Frontier Telephone of Rochester in connection with the Company's Open Market Plan agreement with the New York State Public Service Commission ("NYSPSC"). The notes are unsecured and mature on March 27, 2002.

(b) The senior notes were issued by Frontier Communications of Minnesota, a subsidiary of Frontier Subsidiary Telco, Inc., under a private placement offering. Certain assets of the Company are pledged as security, and the notes mature on February 1, 2003.

(c) The outstanding RUS debt was issued in varying amounts by several subsidiaries of the Company. The interest rates on the debt range from 2 percent to 9 percent, and the debt matures in varying amounts from 2000 through 2026. Certain assets of the issuing companies are pledged as security.

(d) On October 13, 2000, a subsidiary of the Company, Frontier Subsidiary Telco, Inc., completed a $1 billion term loan facility with Citibank, N.A. as administrative agent. Proceeds from the loan were used to refinance higher interest bearing affiliate debt and will remain outstanding until GCNA completes the sale of the Frontier ILEC's to Citizens as discussed in
     Note 1. The loan has a maximum maturity of 18 months from October 13, 2000. The interest rate on the loan ranged from 7.88 percent to 10.19 percent in 2000.

At December 31, 2000, aggregate debt maturities were (in thousands):

                        2001                $     1,003,142
                        2002                         43,300
                        2003                         38,027
                        2004                          2,869
                        2005                          2,863
                        Thereafter                   28,998
                                             --------------
                                            $     1,119,199
                                             ==============

5.  INCOME TAXES
    ------------

The provision for income taxes consists of the following (in thousands):



                                                  Period from         Period from
                                Year ended      January 1, 1999     October 1, 1999
                               December 31,    through September   through December       Year ended
                                   1998             30, 1999           31, 1999        December 31, 2000
                            ----------------   -----------------   -----------------   -----------------

Federal:
   Current                  $         91,174   $         70,032   $         24,988    $         81,761
   Deferred                           (3,073)             2,597             (1,737)              9,466
                             ---------------   ----------------   ----------------    ----------------
                                      88,101             72,629             23,251              91,227
                             ---------------   ----------------   ----------------    ----------------
State:
   Current                            10,406              8,452              2,160              12,325
   Deferred                              133              1,117                 (7)               (135)
                             ---------------   ----------------   ----------------    ----------------
                                      10,539              9,569              2,153              12,190
                             ---------------   ----------------   ----------------    ----------------
Total income taxes          $         98,640   $         82,198   $         25,404    $        103,417
                             ===============   ================   ================    ================



The reconciliation of the federal statutory income tax rate with the effective income tax rate reflected in the financial statements is as follows (in thousands):

                                                                   Period from         Period from
                                                Year ended       January 1, 1999     October 1, 1999
                                               December 31,     through September   through December       Year ended
                                                   1998             30, 1999           31, 1999          December 31, 2000
                                             ----------------   ---------------- -   -----------------   -----------------



Federal income tax expense at statutory
  rate                                         $   90,022      $      71,738          $   13,549          $  75,340
State income tax (net of federal
  benefit)                                          6,850              6,220               1,399              7,923
Goodwill amortization                               1,001              1,346               5,250             21,000
Nondeductible step up in basis                          -                  -               3,876                  -
Other                                                 767              2,894               1,330               (846)
                                               ----------       ------------           ---------          ---------
Total income tax                               $   98,640      $      82,198          $   25,404          $ 103,417
                                               ==========       ============           =========          =========



Deferred tax assets (liabilities) comprised the following at December 31 (in thousands):

                                                                            1999             2000
                                                                        -----------     -------------
Accelerated depreciation                                            $      (168,492)  $      (157,723)
Other                                                                        (2,630)                -
                                                                        -----------     -------------
Gross deferred tax liabilities                                             (171,122)         (157,723)
                                                                        -----------     -------------

Basis adjustment - purchased telephone companies                             22,803            20,265
Employee benefits obligation                                                 44,137            30,517
Deferred compensation                                                           235               829
Bad debt expense                                                              3,979             5,524
Partnership taxable income adjustment                                        (2,090)           (7,674)
Other                                                                            60            (4,244)
                                                                        -----------     -------------
Gross deferred tax assets                                                    69,124            45,217
                                                                        -----------     -------------
Net deferred tax assets (liabilities)                               $      (101,998)  $      (112,506)
                                                                        ===========     =============


6.   SERVICE PENSIONS AND BENEFITS
     -----------------------------

Prior to the Global Crossing merger, the Company participated in Frontier noncontributory plans, which were carried over post merger and sponsored by GCNA, with identical terms. These noncontributory plans provide service pensions and certain death benefits. In 1995 and 1996, defined benefit plans sponsored by GCNA were frozen. As such, no new participants have been added to the plans. On an annual basis, contributions are remitted to the trustees to ensure proper funding of the plans. As the plans are overfunded, the Company recorded a net periodic pension benefit of approximately $3.7 million, $6.7 million, $2.2 million, and $26.7 million for the year ending December 31, 1998, the nine months ended September 30, 1999, the three months ended December 31, 1999, and the year ended December 31, 2000, respectively.

Prior to the Global Crossing merger, the Company also participated in a number of Frontier defined contribution plans, which were carried over post merger and sponsored by GCNA, with identical terms. The most significant plan covers nonbargaining employees, who can elect to make contributions through payroll deductions. Global Crossing provides a contribution of 0.5 percent of gross compensation in common stock for every employee eligible to participate in the plan. The common stock used for matching contributions is purchased on the open market by the plan's trustee. Global Crossing also provides 100 percent matching contributions in its common stock up to three percent of gross compensation, and may, at the discretion of management, provide additional contributions based upon GCNA financial results. The total cost recognized by the Company for defined contribution plans was $3.7 million for the year ended December 31, 1998, $3.0 million for the nine months ended September 30, 1999, $1.0 million for the three months ended December 31, 1999, and $6.8 million for the year ended December 31, 2000.

7.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
    -------------------------------------------

The Company provides postretirement health care and life insurance benefits to most employees. Plan assets consist principally of life insurance policies and money market instruments. In adopting SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, the Company elected to defer the recognition of the accrued obligation of $119.6 million over a period of 20 years. In accordance with APB No. 16, the Company recognized the unamortized accrued obligation upon the effective date of the Global Crossing merger.

The status of the plans is as follows (in thousands):


                                                                        Period from         Period from
                                                                      January 1, 1999     October 1, 1999
                                                      Year Ended     through September        through            Year Ended
                                                  December 31, 1998       30, 1999       December 31, 1999    December 31, 2000
                                                 ------------------  -----------------   -----------------   ------------------
Change in benefit obligation:


    Benefit obligation at beginning of the period $       (115,585)  $       (126,614)  $       (111,661)   $       (108,982)
    Service cost                                              (597)              (444)              (118)               (461)
    Interest cost                                           (7,892)            (6,027)            (2,086)             (8,508)
    Amendments                                                (414)            (1,133)                 -                   -
    Actuarial (loss) gain                                   (9,528)            15,504              2,892              (7,561)
    Benefits paid                                            7,402              7,053              1,991               7,088
                                                     -------------      --------------       ------------       -------------
    Benefit obligation at end of the period               (126,614)          (111,661)          (108,982)           (118,424)
                                                     -------------      --------------       ------------       -------------

Change in plan assets:
    Fair value of plan assets at beginning of
      the period                                             5,038              4,430              2,988               3,054
    Actual return on plan assets                                78                191                180                 440
    Employer contribution                                    6,716              5,420              1,877               7,089
    Benefits paid                                           (7,402)            (7,053)            (1,991)             (7,088)
                                                     -------------      --------------       ------------       -------------
    Fair value of plan assets at end of the
      period                                                 4,430              2,988              3,054               3,495
                                                     -------------      --------------       ------------       -------------

Funded status                                             (122,184)          (108,673)          (105,928)           (114,929)
Unrecognized transition obligation                          71,520                  -                  -                   -
Unrecognized prior service cost                              1,516                  -                  -                   -
Unrecognized net loss (gain)                                 3,126                (34)            (2,027)              5,312
                                                     -------------      --------------       ------------       -------------
Accrued benefit cost                              $        (46,022)  $       (108,707)  $       (107,955)   $       (109,617)
                                                     =============      ==============       ============       =============

The components of the estimated postretirement benefit cost are as follows (in thousands):

                                                                        Period from         Period from
                                                                      January 1, 1999     October 1, 1999
                                                      Year Ended     through September        Through           Year Ended
                                                  December 31, 1998       30, 1999       December 31, 1999  December 31, 2000
                                                  -----------------  -----------------   -----------------  -----------------

Service cost                                      $            597   $            444   $            118    $            461
Interest on accumulated postretirement benefit
  obligation                                                 7,892              6,027              2,086               8,508
Amortization of transition obligation                        5,167              3,829                  -                   -
Expected return on plan assets                                (447)              (289)               (67)               (268)
Amortization of prior service cost                             164                206                  -                   -
Amortization of (gain) loss                                 (1,172)              (379)                 -                  33
                                                     --------------     --------------       ------------       -------------
Net postretirement cost                           $         12,201   $          9,838   $          2,137    $          8,734
                                                     ==============     ==============       ============       =============





The following assumptions were used to value the postretirement benefit obligation for the years ended December 31:

                                                             1998             1999              2000
                                                           -------           ------           ------
Weighted average discount rate                              6.75%             7.88%            7.50%
Expected return on plan assets                              9.50%             9.50%            9.50%
Rate of salary increase                                     5.00%             5.00%            5.00%
Assumed rate of increase in cost of covered health
  care benefits                                             5.00%             5.00%            5.00%


Increases in health care costs were assumed to decline consistently to a rate of
5.0 percent by 2006 and remain at that level thereafter. If the health care cost trend rates were increased by one percentage point, the accumulated postretirement benefit health care obligation as of December 31, 2000 would increase by $9.2 million while the sum of the service and interest cost components of the net postretirement benefit health care cost for 2000 would increase by $0.6 million. If the health care cost trend rates were decreased by one percentage point, the accumulated postretirement benefit health care obligations as of December 31, 2000 would decrease by $8.4 million while the sum of the service and interest cost components of the net postretirement benefit health care cost for 2000 would decrease by $0.6 million.

The Company changed its assumptions used in 1998, 1999, and 2000 for the weighted average discount rate. This change in assumption did not have a material effect on the postretirement expense for these periods.

8.   STOCK OPTION PLANS AND OTHER COMMON STOCK TRANSACTIONS
     -------------------------------------------------------

Certain employees of the Company had been granted stock options by Frontier. As a result of the Global Crossing merger described in Note 1, all Frontier options outstanding became fully vested and were converted into options of Global Crossing common stock having the same terms and conditions, except the exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 2.05. Accordingly, on the effective date of the Global Crossing merger, company employees received 2.05 options of Global Crossing common stock for each option in Frontier stock. At December 31, 2000, 1,793,602 options of Global Crossing common stock were held by employees of the Company.

The Company accounts for stock compensation under the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation expense has been recognized for its stock-based compensation plans.

The Company has adopted the disclosure requirements of SFAS No. 123 Accounting for Stock-Based Compensation ("SFAS No. 123"). As provided by SFAS No. 123, the Company has elected not to recognize compensation cost related to stock options issued to employees with exercise prices equal to the market price at the date of issuance. Had the Company elected to recognize compensation cost based on the fair value of the options at grant date as prescribed by SFAS No. 123, the following results would have occurred using the Black-Scholes option valuation model for the three months ended December 31, 1999 and the year ended December 31, 2000 (in thousands):

                                            Period from
                                          October 1, 1999
                                          through December      Year Ended
                                              31, 1999       December 31, 2000
                                        ------------------   -----------------

Net income as reported                        $13,308           $  111,839
Pro forma net income                          $12,861           $  108,774
Fair value of options granted                 $12,562           $   21,511
Volatility                                      40.00%              84.77%
Dividend yield                                   0.00%               0.00%
Risk-free interest rate                         6.558%              5.920%
Expected lives                              4 - 6 years           4 years

These options will vest immediately upon the close of the Citizens transaction discussed in Note 1. Forfeitures are recognized as they occur. At December 31, 2000, options outstanding and options exercisable are as follows:

                                            Weighted Average
  Range of Exercise        Options       Remaining Contractual  Weighted Average
       Prices            Outstanding              Life            Exercise Price
  -----------------      -----------     ---------------------  ----------------

   $10.67 - $21.44            791,742             7.28                 $14.11
   $26.25 - $30.50            983,660             8.76                 $26.38
   $45.00 - $51.50             18,200             8.94                 $46.07
                            ---------
                            1,793,602
                            =========

                                            Weighted Average
  Range of Exercise        Options       Remaining Contractual  Weighted Average
       Prices            Exercisable              Life            Exercise Price
  -----------------      -----------     ---------------------  ----------------

   $10.67 - $21.44            756,442             7.15                 $13.87
   $26.25 - $30.50            340,662             8.74                 $26.25
   $45.00 - $51.50              5,049             8.92                 $45.00
                            ---------
                            1,102,153
                            =========

Additional information regarding options granted and outstanding is summarized below:

                                                                Weighted Average
                                                 Options         Exercise Price
                                                ----------      ----------------

Outstanding at December 31, 1999                 2,004,407           $20.79
Granted                                             75,700           $25.92
Canceled                                          (124,552)          $26.59
Exercised                                         (161,953)          $36.25
                                                ----------           ------
Outstanding at December 31, 2000                 1,793,602           $21.16
                                                ==========           ======

9.  NEW ACCOUNTING PRONOUNCEMENTS
    -----------------------------

Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, is effective for the Company as of January 1, 2001. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative. The Company has determined the adoption of SFAS No. 133 will not have a material impact on the financial statements.

Effective January 1, 2000, the Company adopted Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements, which requires amortization of certain start-up and activation revenues and deferral of associated costs over the longer of the contract period or expected customer relationship. Previously, such revenues and expenses were recognized upon service activation. The net impact of SAB No. 101 reduced revenues and operating costs by approximately $11.9 million. There was no net current year cumulative effect from prior year activity as revenues and costs were deferred in equal amounts.

10.  COMMITMENTS, CONTINGENCIES AND OTHER
     -------------------------------------

Legal Matters
-------------

The Company and a number of its subsidiaries in the normal course of business are party to a number of judicial, regulatory, and administrative proceedings. The Company's management does not believe that any material liability will be incurred as a result of these matters.

Leases
------

The Company leases buildings, land, office space, and other equipment under various lease contracts.

Total rental expense amounted to approximately $5.1 million, $4.2 million, $1.7 million, and $4.1 million for the year ended December 31, 1998, the nine months ended September 30, 1999, the three months ended December 31, 1999, and the year ended December 31, 2000, respectively.

Minimum annual rental commitments under noncancelable operating leases in effect on December 31, 2000 were as follows (in thousands):

        Years                     Buildings         Equipment
        -----                   ------------      ------------

        2001                    $     2,432         $     179
        2002                          2,424               135
        2003                          2,266               265
        2004                          1,131               151
        2005                            853                16
        Thereafter                       98               129
                                  ---------         ---------
        Total                   $     9,204         $     875
                                  =========         =========

Intrastate Regulation: Open Market Plan
---------------------------------------

The Company has been operating under the terms of the original Open Market Plan since January 1, 1995. The Open Market Plan is a negotiated agreement between the Company and the New York State Public Service Commission which provides the Company with earnings incentives under a price cap regulatory plan in exchange for reductions in certain local service rates and the opening of its market and network infrastructure to competition. The Open Market Plan promotes telecommunications competition in the Rochester, New York marketplace by providing for (1) interconnection of competing local networks including reciprocal compensation for terminating traffic, (2) equal access to network databases, (3) access to local telephone numbers, (4) service provider telephone number portability, and (5) certain wholesale discounts to resellers of local services.

On August 25, 1999, the New York State Public Service Commission ("NYSPSC") opened a proceeding regarding the Company's performance under the terms and conditions of the original Open Market Plan and a general review of the Company's financial condition, earnings, service quality, and competition in the Rochester market. Settlement discussions in this NYSPSC proceeding resulted in a Joint Proposal for Open Market Plan Continuation and Modification (the "Joint Proposal"), which was approved by the by the NYSPSC on March 30, 2000. Under the approved Joint Proposal, the Company will (1) remain under price cap regulation through December 31, 2004 (with a possibility for NYSPSC review two years into the Plan), (2) be required to measure and report on new service quality metrics for wholesale carriers, (3) be subject to increased potential penalties related to both retail and wholesale service targets, (4) be required to lower certain residential and commercial service rates, and (5) be required to make investments in its network infrastructure which will permit the advancement of competition in the Rochester Market and the deployment of new services to customers. Maximum potential service penalties under the Joint Proposal are $17.0 million annually, as compared to a maximum of $7.0 million under the original Open Market Plan.

The Company has provided Rochester area customers with significant rate reductions under the Open Market Plan. Since inception of the Plan in 1995 through December 31, 2000, rate reductions of $19.5 million have been implemented. Additional rate reductions of $1.5 million were implemented on January 1, 2001. Under the terms of the Joint Proposal (the amended Open Market
Plan), the Company will continue to reduce local measured service rates by $0.5 million annually, beginning on January 1, 2002, as well as reduce the rate charged for its flat rate unlimited intralata toll product.

Interstate Regulation: Price Cap
--------------------------------

For interstate operations, the Company has been under Price Cap regulation since its election on July 1, 1991. The major change in interstate tariffed rates for 2000 was the adoption of the CALLS (Coalition for Local and Long Distance Services) proposal into the annual July 1 price cap filing. In summary, under the CALLS proposal PICC (Primary Interexchange Carrier Charge) rates were eliminated, switched access rates were reduced, and CALC (customer access line charge) rates were increased. The net effect on interstate revenues of the Company is expected to be less than a $1.0 million reduction in total.

Other Regulatory Actions
------------------------

Under the Telecommunications Act of 1996, in an effort to promote competition, the Federal Communications Commission adopted new national rules for interconnection and specifically rules regarding the identification, access to, and pricing of unbundled network elements (UNEs). Subsequently, a number of proceedings, both federal and state, have been opened to address the many legal and technical issues of implementing this section of the FCC rules. The NYSPSC has opened a proceeding and is currently considering the prices that local exchange companies in New York may charge for UNEs such as links, ports, local switching, transport, operator services, collocation, line sharing, and other network elements. The Company is actively participating in this proceeding. During July 1999, the NYSPSC issued an Opinion and Order on several specific UNEs for which the Company had previously submitted cost studies. As a result permanent rates were established for unbundled links, ports, switching, and interoffice transport. The Company continues to participate in this proceeding for the costing of other unbundled network service elements. Under the terms of the Joint Proposal, discussed above, the Company has completed several new UNE cost studies for the purpose of establishing UNE tariffed rates for those network elements where permanent rates have not yet been established. The results of the NYSPSC review of these cost studies may affect some UNE rates for competitors; however, the Company cannot predict the outcome any action in this proceeding.

Dividend Policy
---------------

The Open Market Plan prohibited the payment of dividends by FTR to GCNA if: (i) FTR's senior debt is downgraded to "BBB" by Standard & Poor's ("S&P"), or the equivalent rating by other rating agencies, or is placed on credit watch for such a downgrade, or (ii) a service quality penalty is imposed under the Open Market Plan with respect to FTR's retail services. Dividend payments to GCNA also require FTR's directors to certify that such dividends will not impair FTR's service quality or its ability to finance its short- and long-term capital needs on reasonable terms while maintaining an S&P debt rating target of "A." In 1999, FTR achieved the required service levels, but a previously imposed temporary restriction on dividend payments from FTR to GCNA remained in place until the NYSPSC was satisfied that FTR's service levels demonstrate that FTR had rectified the service deficiency. On October 18, 2000, the NYSPSC permanently eliminated from the Open Market Plan the dividend restriction associated with debt ratings and authorized the resumption of dividends. FTR subsequently paid a $23 million dividend to GCNA in 2000.

11.  TRANSACTIONS WITH AFFILIATES
     ----------------------------

The Company incurred charges of $29.6 million, $17.4 million, $3.7 million, and $17.9 million from GCNA for the year ended December 31, 1998, the nine-month period ended September 30, 1999, the three-month period ended December 31, 1999, and the year ended December 31, 2000, respectively, for allocated corporate charges for executive, corporate planning, legal, tax, human resources, treasury, corporate communications, and corporate accounting performed on its behalf.

The Company contracts with Frontier Information Technologies, an information services subsidiary of GCNA, to provide and maintain its data processing systems. In the year ended December 31, 1998, the nine-month period ended September 30, 1999, the three-month period ended December 31, 1999, and the year ended December 31, 2000, the Company incurred charges of $38.5 million, $25.3 million, $9.3 million, and $35.6 million, respectively, for these services.

Advances to affiliates include $312.4 million and $311.8 million of investments held by GCNA on behalf of the Company at December 31, 1999, and 2000, respectively.

The Company remitted dividends to GCNA of $70.1 million, $22.3 million, $16.9 million, and $152.4 million in the year ended December 31, 1998, the nine months ended September 30, 1999, the three months ended December 31, 1999, and the year ended December 31, 2000, respectively.

On October 13, 2000, the Company completed a $1 billion term loan facility with Citibank, N.A. as administrative agent. The debt will remain outstanding until GCNA completes the sale of its local exchange business to Citizens and has a maximum maturity of 18 months. Proceeds from the loan were used to refinance affiliate debt. Accordingly, the Company holds an 800 million British pound denominated note receivable with an affiliate. The foreign exchange gain for the year ended December 31, 2000 was $21.9 million and is recorded in other income. The interest rate on the note is a variable rate which ranged from 6.95 percent to 7.06 percent in 2000. The Company also holds a $190 million note receivable from GCNA which has a variable interest rate that ranged from 7.62 percent to
7.64 percent in 2000. The notes will remain outstanding until GCNA completes the sale of its local exchange business to Citizens. The notes have a maximum maturity of 18 months.

As discussed in Note 1, the Company earned $14.6 million, $11.7 million, $6.2 million, and $42.2 million related to the cash management agreement with GCNA for the years ended December 31, 1998, the nine months ended September 30, 1999, the three months ended December 31, 1999, and the year ended December 31, 2000, respectively, as well as interest earned on affiliate receivables.

12.  SUBSEQUENT EVENT
     ----------------

In April 2001, the Agreement with Citizens was amended to provide for, among other things, (i) an acceleration of the anticipated closing date for the transaction, (ii) an adjustment to the purchase price, which reflects a reduction in the amount of cash to be received by Global Crossing at closing in connection with the transaction from $3.65 billion to $3.5 billion, subject to adjustments concerning closing date liabilities and working capital balances, and (iii) a $100 million credit, which will be applied against future services to be rendered to Citizens over a five year period.

Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion in this Citizens Communications Company (formerly Citizens Utilities) Form 8-K filed on May 4, 2001 of our report dated May 4, 2001, on the special purpose statements of selected assets, liabilities and parent's equity of Qwest Communications International Inc.'s (formerly U S WEST, Inc.) selected Qwest Exchanges (formerly selected U S WEST Exchanges) as of December 31, 2000 and 1999 and the related statements of revenues and expenses and cash flows for each of the three years in the period ended December 31, 2000 included herein and to all references to our Firm included in this Registration Statement.


                                         Arthur Andersen LLP

Denver, Colorado,
   May 4, 2001

Exhibit 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion in this Form 8-K of our report dated February 15, 2001 (except with respect to the matter discussed in Note 12 of the combined financial statements, as to which the date is April 18, 2001) on the combined financial statements of Frontier Incumbent Local Exchange Carrier Businesses.


                                        Arthur Andersen LLP

New York, New York
May 4, 2001

Exhibit 23.3

                      Consent of Independent Accountants


We  hereby  consent  to the  incorporation  by  reference  in  the  Registration
Statements  on  Form  S-3  (No.  33-52873,  No.33-63615,  No.  333-7047  and No.
33-60729) and the Registration Statements on Form S-8 (No. 333-71821, No. 333-71597, No. 333-71029, No. 33-42972, No. 33-48683 and No. 33-54376) of
Citizens Communications Company of our report dated February 15, 2001 relating to the combined financial statements of the Frontier Incumbent Local Exchange Carrier Businesses, which appears in the Current Report on Form 8-K of Citizens Communications Company dated May 4, 2001.





PricewaterhouseCoopers LLP

Rochester, New York
May 4, 2001